UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2014

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The information in Item 7.01 in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 1, 2014, Southwestern Energy Company’s subsidiary Southwestern Energy Production Company closed the acquisition of approximately 312,000 net acres of oil and natural gas properties located in northwest Colorado in the Niobrara formation pursuant to a definitive purchase agreement that was entered into on March 4, 2014. The properties were acquired from Quicksilver Resources, Inc. and SWEPI LP, a wholly owned subsidiary of Royal Dutch Shell plc for $180 million, excluding purchase price adjustments.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

On May 5, 2014, Southwestern Energy Company (the "Company") will make a presentation available to investors on the Investor Relations section of its website at www.swn.com/investors.

The Company does not undertake to update the information contained in the presentation but may update the presentation from time to time, and provide other announcements and presentations relating to its financial and operational performance and other matters, through its investor relations website at www.swn.com/investors for purposes of making such information "publicly available" under Regulation FD promulgated by the Securities and Exchange Commission. Investors are urged to monitor the Company's website for announcements of material events relating to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: May 5, 2014	By:	/s/ R. CRAIG OWEN
	Name:	R. Craig Owen
	Title:	Senior Vice President and
Chief Financial Officer